Exhibit 5.1

attorneys at law

September 11, 2019

Celsius Holdings, Inc.

2424 N. Federal Highway, Suite 208

Boca Raton, FL 33431

Ladies and Gentlemen:

We have acted as counsel to Celsius Holdings, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of (i) securities, including shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at an aggregate initial offering price not to exceed $75,000,000, registered pursuant to the Registration Statement on Form S-3 (File No. 333-228888) (including the prospectus contained therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 19, 2018 and as subsequently amended; and (ii) the prospectus supplement, dated September 11, 2019 (the “Prospectus Supplement”), relating to the issuance and sale by the Company of up to an aggregate of 7,986,1010 shares of Common Stock (the “Shares”).

We understand that the Shares are being sold in the manner set forth in the Prospectus Supplement to the several underwriters named in, and pursuant to, an Underwriting Agreement by and between the Company and B. Riley FBR, Inc., as representative of the several underwriters (the “Underwriting Agreement”).  This opinion letter is furnished to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, in connection with the Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, the Prospectus Supplement and the Underwriting Agreement; and (ii) the Shares will be issued in compliance with applicable federal and state securities laws.

This opinion is limited to the Nevada General Corporation Law.  We express no opinion with respect to any other laws.  This opinion has been prepared solely for use in connection with the transmitting for filing of the Prospectus Supplement on the date of this letter and may be relied upon for no other purpose without our prior written consent.

Gutiérrez Bergman Boulris, PLLC | 901 Ponce de Leon Blvd, Suite 303 | Coral Gables, FL 33134

Office: (305) 358-5100 | Fax: (888) 281-1829

Celsius Holdings, Inc.

September 11, 2019

We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm therein and in the Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Gutiérrez Bergman Boulris, PLLC

GUTIÉRREZ BERGMAN BOULRIS, PLLC

Gutiérrez Bergman Boulris, PLLC | 901 Ponce de Leon Blvd, Suite 303 | Coral Gables, FL 33134

www.gbbpl.com | Office: (305) 358-5100 | Fax: (888) 281-1829